Exhibit 99.01

Tonix Pharmaceuticals Announces
Reverse Split of Common Stock

Key Step for Listing on NASDAQ

NEW YORK, NY – May 1, 2013 – Tonix Pharmaceuticals Holding Corp. (OTCQB: TNXP) (“TONIX” or “the Company”), a specialty pharmaceutical company developing novel treatments for challenging disorders of the central nervous system, including fibromyalgia (“FM”) and post-traumatic stress disorder (“PTSD”), announced that on May 1, 2013 (the “Effective Date”), it effected a one (1) for twenty (20) reverse split of its issued and outstanding common stock (the “Reverse Split”) as a step toward the Company’s intention to have its common stock listed on the NASDAQ Capital Market.

The Company effected the Reverse Split pursuant to an amendment to its Articles of Incorporation filed with the Secretary of State of Nevada on April 26, 2013, which became effective at 9:00 am on May 1, 2013. As of the Effective Date, each 20 shares of issued and outstanding common stock will be converted into one share of common stock. The Company’s common stock will trade under a new CUSIP number (890260201). The Company’s ticker symbol, “TNXP”, will remain unchanged; however, the ticker symbol will be represented as “TNXPD” for 20 trading days commencing on the Effective Date to designate the Reverse Split.

“We view the Reverse Split as an important step in TONIX’s corporate development. The maintenance of a minimum closing price of $4.00 for at least 30 of 60 trading days would fulfill the share price requirement for an uplisting to NASDAQ,” said Seth Lederman, M.D., Chief Executive Officer of TONIX. “We also highlight the recent exercise of out-of-the-money stock warrants for 38,334 shares of our common stock at an exercise price of $8.00 by members of our management team and Board of Directors as a sign of confidence in our mission.”

Dr. Lederman continued, “We remain on track to commence our first pivotal trial of TNX-102 SL in FM next quarter. FM is considered an intractable problem that affects five million Americans. We also plan to commence a proof of concept study of TNX-102 SL in PTSD in the fourth quarter of this year. PTSD is one of the most important problems facing our society, particularly among soldiers and veterans. TNX-102 SL is the result of disruptive innovation by our team, for which we own worldwide rights with no future obligations to third-parties.”

As a result of the Reverse Split, the number of outstanding common shares will be reduced from 43,949,267 to 2,197,464, subject to adjustment for fractional shares. No fractional shares are to be issued, with fractional shares of common stock to be rounded up to the nearest whole share. It is not necessary for shareholders holding shares of the Company’s common stock in certificated form to exchange their existing stock certificates for new stock certificates of the Company in connection with the Reverse Split, although shareholders may do so if they wish. Shareholders should direct any questions concerning the Reverse Split to their broker or the Company’s transfer agent, vStock Transfer, at 212-828-8436.

About Tonix Pharmaceuticals Holding Corp.

TONIX is developing innovative prescription medications for challenging disorders of the central nervous system. The Company seeks to address conditions characterized by significant unmet medical need, inadequate existing treatment options, and high dissatisfaction among both patients and physicians. TONIX’s pharmaceutical candidates target central pain. FM is a central pain syndrome, and central pain is a component of PTSD. TONIX's core technology is focused on the treatment of central pain by increasing the restorative power of sleep. To learn more, please visit www.tonixpharma.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as "anticipate," "believe," "forecast," "estimated" and "intend," among others. These forward-looking statements are based on TONIX's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. TONIX does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K filed with the SEC on March 11, 2013 and future periodic reports filed with the Securities and Exchange Commission. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date hereof.

Contact:

Tonix Pharmaceuticals Holding Corp.
Leland Gershell
Chief Financial Officer
(212) 980-9155 x104
leland.gershell@tonixpharma.com

Investor Relations:
Dian Griesel Inc.
Cheryl Schneider

(212) 825-3210

cschneider@dgicomm.com

Public Relations:
Dian Griesel Inc.
Susan Forman or Laura Radocaj
(212) 825-3210

sforman@dgicomm.com

lradocaj@dgicomm.com